Exhibit 4.4

NOTICE OF GRANT OF RESTRICTED SHARES AWARD

MRV COMMUNICATIONS, INC.
2007 OMNIBUS INCENTIVE PLAN

FOR GOOD AND VALUABLE CONSIDERATION, MRV Communications, Inc. (the “Company”) hereby grants, pursuant to the provisions of the Company’s 2007 Omnibus Incentive Plan (the “Plan”), to the Participant designated in this Notice of Grant of Restricted Shares Award (the “Notice”) a grant of the number of shares of the common stock of the Company set forth in the Notice (the “Shares”), subject to certain restrictions as outlined below in this Notice and the additional provisions set forth in the attached Terms and Conditions of Restricted Shares Award (collectively, the “Agreement”).  Also enclosed is a copy of the information statement describing important provisions of the Plan.  Section references herein refer to the attached Terms and Conditions of Restricted Shares Award.

Participant:

Date of Grant:	Type of Award: Restricted Shares

Total Number of  Shares Granted:

Vesting Schedule:    All Shares vest on first anniversary of the date of grant.

Vesting is accelerated in full upon a Change in Control under Section 2(c).

Vesting After Termination of Service: Termination of Service as a director for any reason: Any non-vested portion of the Shares expires immediately;

Termination of Service due to death or Disability: Vested portion of the Shares is exercisable by the Participant (or, in the event of the Participant’s death, the Participant’s Beneficiary) for one (1) year after the Participant’s Termination;

Termination of Service for any reason other than death or Disability: Vested portion of the Shares is exercisable for a period of thirty (30) days following the Participant’s Termination.

By signing below, the Participant agrees that this Restricted Shares Award is granted under and governed by the terms and conditions of the Company’s 2007 Omnibus Incentive Plan and the attached Terms and Conditions.

Participant	MRV Communications, Inc.

By:
Title:
Date:	Date:

TERMS AND CONDITIONS OF RESTRICTED SHARES AWARD

I.                                         AGREEMENT

1.                                       Grant of Shares.  The Shares granted to the Participant and described in the Notice are subject to the terms and conditions of the Plan, which is incorporated by reference in its entirety into this Agreement.

The Board of Directors of the Company has authorized and approved the Plan, which has been approved by the Company’s stockholders.  The Committee has approved an award to the Participant (the “Award”) of a number of Shares, conditioned upon the Participant’s acceptance of the provisions set forth in this Agreement within 30 days after this Agreement are presented to the Participant for review.  For purposes of this Agreement, any reference to the Company shall include a reference to any Subsidiary.

The Company intends that this Award not be considered to provide for the deferral of compensation under Section 409A of the Code and that this Agreement shall be so administered and construed.  Further, the Company may modify the Plan and this Award to the extent necessary to fulfill this intent.

2.                                       Acceleration of Vesting on Change in Control.  This Award shall become immediately and fully vested on the date of the Change in Control, if it has not previously terminated under the terms of this Agreement.

3.                                       Restrictions.

(a)                                  The Shares or rights granted hereunder may not be sold, pledged or otherwise transferred, except as provided in the Notice in the event of the Participant’s death or to an inter vivos trust with respect to which the Participant is treated as the owner under Sections 671 through 677 of the Code, except to the extent that Section 16 of the Exchange Act limits a Participant’s right to make such transfers, until the Shares become vested in accordance with the Notice.  The period of time between the date hereof and the date the Shares become vested is referred to herein as the “Restriction Period.”

(b)                                 Upon the Participant’s termination of service in accordance with the Notice, the balance of the Shares subject to the provisions of this Agreement which have not vested at the time of the Participant’s termination of service shall be forfeited, and ownership transferred back to the Company

4.                                       Legend.  All certificates representing the Shares shall have endorsed thereon the following legend:

“The shares represented by this certificate are subject to an agreement between the Company and the registered holder, a copy of which is on file at the principal office of the Company.”

5.                                       Escrow.  The certificate or certificates evidencing the Shares shall be delivered to and deposited with the Secretary of the Company as escrow agent in this transaction. The Shares may also be held in a restricted book entry account in the name of the Participant.  Such certificates or such book entry shares are to be held by the Secretary until termination of the Restriction Period, when they shall be released by the Secretary to the Participant.

6.                                       Shareholder Rights.  During the Restriction Period, the Participant shall have all the rights of a shareholder with respect to the Shares except for the right to transfer the Shares, as set forth in Section 3 and except as set forth in Section 7.  Accordingly, the Participant shall have the right to vote the Shares and to receive any cash dividends paid to or made with respect to the Shares.

7.                                       Changes in Stock.  In the event that as a result of (a) any stock dividend, stock split or other change in the Stock, or (b) any merger or sale of all or substantially all of the assets of other acquisition of the Company, and by virtue of any such change the Participant shall in his or her capacity as owner of unvested Shares which have been awarded to him or her (the “Prior Shares”) be entitled to new or additional or different shares or securities, such new or additional or different shares or securities shall thereupon be considered to be unvested Shares and shall be subject to all of the conditions and restrictions which were applicable to the Prior Shares pursuant to this Agreement.

8.                                       Taxes.  The Participant shall be liable for any and all taxes, including withholding taxes, arising out of this grant or the vesting of Shares hereunder. The Participant may elect to satisfy such withholding tax obligation by having the Company retain Shares having a fair market value equal to the Company’s minimum withholding obligation.

9.                                       Defined Terms.  Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan.

10.                                 Participant Representations.  The Participant hereby represents to the Company that the Participant has read and fully understands the provisions of this Agreement and the Plan and the Participant’s decision to participate in the Plan is completely voluntary.  Further, the Participant acknowledges that the Participant is relying solely on his or her own advisors with respect to the tax consequences of this Award.

11.                                 Miscellaneous.

(a)                                  Notices.  All notices, requests, deliveries, payments, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be either delivered personally or sent by registered or certified mail, or by private courier, return receipt requested, postage prepaid to the parties at their respective addresses set forth herein, or to such other address as either shall have specified by notice in writing to the other.  Notice shall be deemed duly given hereunder when delivered or mailed as provided herein.

(b)                                 Waiver.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

(c)                                  Entire Agreement.  This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof.

(d)                                 Binding Effect; Successors.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives.  Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

(e)                                  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

(f)                                    Headings.  The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

(g)                                 Conflicts; Amendment.  The provisions of the Plan are incorporated in this Agreement in their entirety.  In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall control.  This Agreement may be amended at any time by written agreement of the parties hereto.

(h)                                 No Right to Continued Service.  Nothing in this Agreement shall confer upon the Participant any right to continue in the service of the Company or affect the right of the Company to terminate the Participant’s service at any time.

(i)                                     Further Assurances.  The Participant agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of this Agreement and the Plan.